                                                                    EXHIBIT 10.5

                                                                  CONFORMED COPY

                        COPACKING AND STORAGE AGREEMENT

      THIS AGREEMENT (this "Agreement") is entered into and made effective as of December 21, 2004 by and between Townsends, Inc., a Delaware corporation ("Townsends"), and Kahiki Foods, Inc., an Ohio corporation ("Kahiki").

                                    RECITALS

      A. Townsends is an integrated poultry producer in the business of selling further processed poultry products to its customers in the food service and other industries. Kahiki is in the business of further processing and cooking poultry products to custom specifications.

      B. From time to time, Townsends desires to sell to Kahiki certain Townsends raw poultry products (the "Raw Poultry") and Kahiki desires to manufacture and package the Raw Poultry to create finished poultry products (the "Products") as more fully described in specifications to be mutually agreed to by the parties hereto. Kahiki intends to sell the entire output of the Products to Townsends and to temporarily store Product on Townsend's behalf.

      C. Townsends and Kahiki have entered into that certain Note Purchase Agreement and the related investment documents (collectively, the "Note Purchase Agreement"), dated as of the date hereof, whereby Townsends has agreed to purchase up to $2,000,000 in convertible notes (the "Notes") from Kahiki. The execution of this Agreement is a condition to the closing of the Note Purchase Agreement.

      D. Separate and apart from this Agreement Townsends and Kahiki have executed a Supply Agreement, dated as of the date hereof (the "Supply Agreement"), whereby Townsends has agreed to supply Kahiki with certain poultry products for Kahiki's processing and sale to its customers.

      E. Townsends seeks to maintain a reliable volume of certain ethnic food products by entering into this Agreement with Kahiki. Townsends will supply Kahiki with the Raw Poultry pursuant to the terms hereof and will rely on the steady and continuous supply of Products in accepting and soliciting orders for such Products from its customers.

                                    AGREEMENT

      NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are acknowledged by each of the parties hereto, the parties hereto hereby agree as follows:

      1. SALE OF RAW POULTRY BY TOWNSENDS TO KAHIKI.

            (a) From time to time, Townsends agrees to sell and Kahiki agrees to purchase the Raw Poultry necessary to produce the Products to Townsends' custom specifications. The Raw Poultry will be furnished by Townsends from either Townsends' own internal supply, or sourced (only by Townsends) from a third party.

            (b) The terms and specifications of Raw Poultry (including prices) will be agreed upon by the parties and amended from time to time pursuant to documentation, to be executed jointly by the parties, similar in format to that attached hereto as Exhibit A. Upon the execution of any amended Exhibit A, such documentation shall be automatically incorporated herein.

      2. SALE OF FINISHED PRODUCTS BY KAHIKI TO TOWNSENDS.

            (a) Kahiki agrees to sell Products made from the Townsends Raw Poultry provided under this Agreement only to Townsends and Townsends agrees to purchase Kahiki's entire output of such Products. The packaging and other ingredients necessary for production of the Products shall be purchased by Kahiki from vendors approved by Kahiki and Townsends jointly.

            (b) The terms and specifications of Product (including prices) will be agreed upon by the parties and amended from time to time pursuant to documentation, to be executed by jointly executed by the parties, similar in format to that attached hereto as Exhibit B. Townsends agrees to order Products in minimum order sizes that are the lesser of (i) 10,000 pounds of finished Product or (ii) an amount equal to a full shift production run for such Product.

            (c) Title to all Product (whether stored by Kahiki or otherwise shipped to Townsends) will transfer from Kahiki to Townsends upon the invoicing of such Product by Kahiki to Townsends.

      3. STORAGE ARRANGEMENT.

            (a) Kahiki hereby agrees to allow Townsends to utilize Kahiki's refrigerated warehouse(s) located in Gahanna, Ohio for frozen storage of certain of Townsends' poultry products. Kahiki hereby agrees to provide for Townsends, in a segregated manner in an area or areas of Kahiki's premises to be designated by Kahiki, up to 200 pallet spaces to store Products (the "Stored Products"). Kahiki hereby agrees to load and unload the Stored Products from delivery trucks, to use reasonable care in its storage and handling of the Stored Products and to otherwise comply with Townsends' reasonable instructions relating to the Stored Products. If it is determined by Kahiki, reasonably and in good faith, that it does not have sufficient space to offer all or a portion of the 200 pallet spaces to Townsends, Kahiki shall notify Townsends and Townsends may either (i) retrieve such Stored Product or (ii) cause Kahiki to provide alternative storage arrangements, the cost of which shall be assumed directly by Townsends or passed through to Townsends without markup.

            (b) Kahiki hereby agrees that its possession of the Stored Products pursuant to this Section 3 is for storage only and that the Stored Products will remain solely the property of Townsends and that Kahiki shall have no ownership interest whatsoever in such Stored Products.


      4. TERM. This Agreement shall be in effect for the period from the date hereof until December 31, 2007 (the "Initial Term"), unless earlier terminated in accordance with the provisions of this Agreement. Upon the expiration of the Initial Term, this Agreement shall automatically renew for an additional three
(3) year term (each such term, a "Renewal Term" and together with the Initial Term and any Renewal Term, the "Term" ) unless either party notifies the other in writing at least thirty (30) days prior to the second anniversary of the date hereof of its intent that this Agreement shall expire without further renewal.

      5. PRICE.

            (a) The Raw Poultry shall be purchased by Kahiki from Townsends in accordance with the Raw Poultry pricing schedule set forth on Exhibit A. The Products processed by Kahiki will be purchased by Townsends in accordance with the pricing schedule set forth on Exhibit B.

            (b) Upon a material change in specifications of existing Products or a material change in any component of cost manufacture the Products, including the Raw Poultry, Exhibit A and/or Exhibit B as necessary, shall be revised to fairly deal with such Specification or cost changes. A change in cost to manufacture the Products shall be deemed "material" if such change is equal to or greater than 5% of the previous cost.

            (c) Townsends shall have the right from time to time, upon reasonable notice and during normal business hours, to review such records of Kahiki as may be necessary to verify the amounts charged under the pricing schedule on Exhibit B. Kahiki shall maintain adequate records to enable the parties to substantiate all production costs. Any such review results shall be based on actual performance achieved and then current input costs. If such a review discloses any deviations from the terms of this Agreement, then the parties shall amend Exhibit B as appropriate and make any payments to reflect the correct pricing.

      6. PAYMENT.

            (a) Unless otherwise expressly agreed upon by Townsends and Kahiki, payment for the purchase of the Raw Poultry furnished by Townsends shall be due on net fourteen day terms (14) days from the date of invoice to accounts designated by authorized representatives of Townsends. Payment for the purchase of the Products by Townsends will be due on net fourteen (14) day terms from the date of receipt of the Products by Townsends.

            (b) On Wednesday of each week, the parties will calculate amounts that have become due under this Agreement since the previous Wednesday and the party that owes the net amount shall effect payment for such amount by wire transfer or ACH of immediately available funds.

      7. KAHIKI PRODUCT WARRANTY. Kahiki understands and acknowledges that every component of Townsends' processing and packaging of the Products is important to Townsends and to Townsends' customers. Accordingly, Kahiki shall develop, maintain and insure high uniform standards of food safety, sanitation, quality, cleanliness, appearance, services, facilities, products and techniques. Kahiki hereby agrees:

            (a) To use all materials, ingredients, supplies, labeling, packaging, methods of production, processing and preparation, as prescribed by, or that conform with Townsends' Specifications as well as requirements and regulations administered by the United States Department of Agriculture's Food Safety and Inspection Service in accordance with the Poultry Products Inspection Act, the Food and Drug Administration in accordance with the Federal Food, Drug, and Cosmetic Act, and applicable state and local requirements, and to refrain from using, selling or storing any Products, materials, ingredients, supplies, or methods of product preparation, processing or production that do not meet with such Specifications, laws and regulations; and

            (b) To maintain at all times a sufficient supply of approved packaging and other ingredients necessary for production of the Products.

      8. TOWNSENDS RAW POULTRY WARRANTY. Townsends represents and warrants to Kahiki that (i) all of the Raw Poultry to be provided hereunder shall be of merchantable quality and fit for its intended use and consumption as food, (ii) none of the Raw Poultry as of the date of their sale to Kahiki shall be adulterated, misbranded or unsafe, within the meaning of the Federal Food, Drug and Cosmetic Act (the "Act") or the Poultry Products Inspection Act, with all revisions and amendments pertaining thereto and/or regulations adopted in accordance therewith or within the meaning of any substantially similar state or municipal law, (iii) none of the Raw Poultry are restricted under such Act or any other law from being introduced into interstate or intrastate commerce and
(iv) the title to the Raw Poultry conveyed to Kahiki under the terms of this Agreement shall be good and the Raw Poultry shall be delivered free from any security interest, lien or other encumbrance whatsoever.

      9. CONFIDENTIALITY. All information, whether written or oral, including but not limited to, technical know-how, standards, specifications, formula, instructions, procedures, manufacturing processes and identity of customers, which Townsends may disclose to Kahiki or to any employee, agent or representative of Kahiki, unless otherwise specifically stated by Townsends in a signed writing executed prior to disclosure shall be received by Kahiki and its employees, agents and representatives on a strictly confidential basis and, except as provided for herein, may not be disclosed to any third party and may not be used by Kahiki for any purpose other than performance by Kahiki of its obligations under this Agreement.

      10. NON-EXCLUSIVITY. No provision in this Agreement shall prevent either party hereto from entering into manufacturing, processing, packaging, and/or storage agreements with any other parties for any of its products, including the Products. In addition, Townsends also reserves the right to produce the Products at its own facility.

      11. MUTUAL INDEMNIFICATION.

            (a) Each of Kahiki and Townsends shall indemnify the other and hold the other (and its agents, servants, employees, officers, directors and customers) harmless from any and all liability, loss, damage or costs including, but not limited to, reasonable attorney's fees and other costs (other than consequential damages) resulting from consumer complaints or claims and/or any other claims or legal actions alleging damage, death, illness or injury to person or property arising from Kahiki's or Townsends', as the case may be, performance, failure to perform or failure to perform properly any term of this Agreement, to the extent such complaints or responsibility for, and the expense of investigation and litigation or settlement of the above enumerated complaints, claims, or legal actions are not a direct result of the negligence of the party seeking indemnification.

            (b) Each party reserves the right to approve of the others claims or legal counsel in the litigation of the above enumerated complaints, claims, or legal actions, which approval shall not unreasonably be withheld. Settlement of such claims, if any, must be approved by party seeking indemnification; provided, however, that in the event such party shall disapprove any settlement of such a claim otherwise acceptable to the indemnifying party, and its insurer, if any, the party seeking indemnification agrees to indemnify and hold harmless the other party, and its insures, if any, for any liability in excess of the amount of the settlement disapproved of by the party seeking indemnification.

      12. TERMINATION. This Agreement shall terminate at the end of the Term. This Agreement may also be terminated prior to the end of the Term by (a) mutual agreement of the parties, (b) either party hereto upon thirty (30) days prior written notice to the other party, in the event of breach of this Agreement by the other party hereto which breach is not cured within such thirty (30) day period, (c) by either party hereto immediately upon written notice to the other party in the event of the bankruptcy, insolvency or placing of the business of the other party hereto in the hands of a receiver, (d) by Kahiki, upon ninety
(90) days prior written notice to Townsends, if a Change of Control (as such term is defined in Section 19 of this Agreement) relating to Kahiki has or will occur, upon payment to Townsends of an amount equal to Townsend's Lost Profits (as defined below) on Products that would otherwise be sold during the remaining Term of the Agreement, calculated based on sales activity for Products in the year preceding Kahiki's notice of termination. Termination for breach shall be in addition to such other rights and remedies as the terminating party may have under applicable law and the breaching party agrees pursuant to Section 11 above to indemnify and hold the non-breaching party harmless from all loss or damage, other than consequential damages, caused as a result of the breach. "Lost Profits" shall mean the net selling price of Product, net of any freight or commission costs, less the cost of any copacking fee charged by Kahiki.

      13. INSURANCE. Kahiki shall provide Townsends with certificates of insurance from Kahiki's insurer(s) prior to the commencement of performance under this Agreement. These certificates of insurance shall evidence:

            (a) Workmen's Compensation in accordance with the laws of all states in which work may be performed, including coverage for Employer's Liability with a limit of not less than $500,000 per occurrence.

            (b) Comprehensive General Liability with Personal and Bodily Injury limits of not less than $1,000,000 per person, $1,000,000 per occurrence, and Property Damage limits of not less than $1,000,000 per occurrence. This insurance must include the following features and certificates shall so indicate that (i) Kahiki's Product Liability Insurance covering Independent Contractors as may be utilized in the work, (ii) Contractual Liability covering the above indemnity agreement and (iii) Product Liability including completed operations covering work performed under this Agreement and Vendor's Endorsement in favor of Townsends, covering any Products produced pursuant to this Agreement (all such insurance coverage provided for in this Section 13 hereinafter referred to as the "Insurance").

            (c) These certificates will indicate that Townsends shall be advised not less than thirty (30) days prior to any change or cancellation in the Insurance. Townsends shall be named as an additional insured on all certificates. The completed operations coverage where applicable, shall be maintained for not less than one (1) year after the end of operations under this Agreement.

      14. FORCE MAJEURE. Delay or failure of performance of either party shall be excused to the extent that such failure shall be caused by an act of God, strike or other labor dispute, war or war condition, riot, civil disorder, government regulation or action, embargo, fire, flood, accident or other casualty not resulting from negligence of either party hereto (each, a "Force Majeure Event"). The party invoking the provisions of this paragraph shall give the other party prompt notice in writing of the occurrence of any Force Majeure Event. Such excuse shall continue as long as the Force Majeure Event continues, following which such party shall promptly resume performance hereunder. If any Force Majeure Event shall continue for a period of more than ninety (90) days, the non-invoking party shall have the right to terminate this Agreement upon thirty (30) days written notice.

      15. AGENT. This Agreement does not make or constitute Kahiki the agent or representative of Townsends for any purpose whatsoever. Kahiki shall have no power or authority to act on behalf of or in the name of Townsends, or to bind Townsends, either directly or indirectly, in any manner or thing, without the express written authorization of Townsends.

      16. MUTUAL WARRANTY. Each party hereto specifically represents and warrants to the other that (i) all of the Raw Poultry in the case of Townsends and Products in the case of Kahiki, provided pursuant to this Agreement shall be of merchantable quality and fit for its intended use and consumption as food,
(ii) none of the Raw Poultry as of the date of their sale to Kahiki or Products as of the date of their sale to Townsends, shall be adulterated, misbranded or unsafe, within the meaning of the Federal Food, Drug and Cosmetic Act (the "Act") or the Poultry Products Inspection Act, with all revisions and amendments pertaining thereto and/or regulations adopted in accordance therewith or within the meaning of any substantially similar state or municipal law, (iii) none of the Raw Poultry or Products are restricted under such Act or any other law from being introduced into interstate or intrastate commerce and (iv) the title to the Raw Poultry conveyed to Kahiki and Products conveyed to Townsends under the terms of this Agreement shall be good and the Raw Poultry and Products, as the case maybe, shall be delivered free from any security interest, lien or other encumbrance whatsoever.

      17. FAIR LABOR STANDARDS ACT. Kahiki shall produce all goods under this Agreement in compliance with all applicable requirements of Sections 6, 7 and 12 of the Fair Labor Standards Act, as amended, or any comparable provisions of any successor statute and of regulations and orders of the United States of Department of Labor issued under Section 14 thereof, or any comparable provision of any successor statute.

      18. INTELLECTUAL PROPERTY. Kahiki will not, without Townsends' written consent, use any of Townsends' trademarks, brand names, Company and/or Division names, facsimiles of packages, letterheads, invoices or any other material bearing Townsends' name or that of Townsends' subsidiaries in any of Kahiki's advertising, promotional material or products.

      19. ASSIGNMENT. Neither of the parties shall assign, transfer or purport to assign or transfer any of its rights or obligations hereunder without the prior written consent of the other party, such consent not to be unreasonably withheld or delayed. Notwithstanding the foregoing, in the event that Kahiki engages in any (a) merger or consolidation into or with any other corporation or entity, (b) sale, conveyance, transfer, license, lease or other disposition of all or substantially all of the assets of Kahiki or (c) acquisition by any person of more than 50% of the voting power of all securities of Kahiki generally entitled to vote in the election of directors of Kahiki (collectively, a "Change of Control"), this Agreement must remain with, be assumed by or assigned to the successor entity controlling the operations or assets of Kahiki after such

Change of Control, unless otherwise terminated pursuant to Section 12(d) above. Any default by Kahiki under this assignment provision shall allow Townsends to terminate this Agreement.

      20. ENTIRE AGREEMENT; AMENDMENT. This Agreement constitutes the entire agreement and understanding of Townsends and Kahiki relating to the subject matter hereof, and supersedes all other negotiations, agreements, representations and covenants, oral or written, related to the subject matter hereof. It is expressly agreed upon by the parties that the attached Exhibits to this Agreement are a part hereof as if fully set forth herein. This Agreement may not be modified, amended or supplemented except by way of a writing signed by a duly authorized representative of each of the parties hereto.

      21. SEVERABILITY. All of the provisions of this Agreement are intended to be distinct and severable. If any provisions of this Agreement is or are declared to be invalid or unenforceable in any jurisdiction, it shall be ineffective in such jurisdiction only to the extent of such invalidity or unenforceability. Such invalidity or unenforceability shall not affect the balance of such provision, to the extent it is not invalid or unenforceable, or the remaining provisions hereof, nor render invalid or unenforceable such provision in any other jurisdiction.

      22. NO WAIVER. The failure of either party to this Agreement to insist upon the performance of any of its terms and conditions or the waiver of any breach of any terms and conditions of this Agreement, shall not be construed as thereafter waiving any such terms and conditions, but they shall continue and remain in full force and effect as if no forbearance or waiver had occurred.

      23. NOTICES. Any notice provided for concerning this Agreement shall be in writing and be deemed sufficiently given when sent by certified or registered mail if sent to the respective address of each party as set forth below.

            If to Townsends:

                  Townsends, Inc.
                  401 South DuPont Highway
                  Georgetown, Delaware 19947
                  Attn: David Burton
                  Fax: (302) 777-6660

            If to Kahiki:

                  Kahiki Foods, Inc.
                  1100 Morrison Road
                  Gahanna, Ohio   43230
                  Attn:  Julie Fratianne
                  Fax:   (614) 322-3189-

      24. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same Agreement. This Agreement may be executed and delivered via electronic facsimile transmission with the same force and effect as if it were executed and delivered by the parties simultaneously in the presence of one another.

      25. GOVERNING LAW. The construction, validity and performance of this Agreement shall be governed in all respects by the laws of the State of Delaware, without regard to principles of conflict of laws.

                      [THIS SPACE INTENTIONALLY LEFT BLANK]

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                              TOWNSENDS, INC.

                                              By: /s/ David Burton
                                                  --------------------------
                                                  Name: David Burton
                                                  Title: Vice President

                                              KAHIKI FOODS, INC.

                                              By: /s/ Michael Tsao
                                                  --------------------------
                                                  Name: Michael Tsao
                                                  Title: Chief Executive Officer

                                    EXHIBIT A

                          RAW POULTRY PRICING SCHEDULE

Townsend Chinese Nugget               Product #: 8654
Raw Material Description:             Bulk Tenders
Delivered Price/Raw Material Cost:    $1.20 per pound

                                    EXHIBIT B

                       PRODUCT SPECIFICATIONS AND PRICING

                Townsend Chinese Nugget                  Product # 8654

                    DIRECT COSTS                     KAHIKI PRODUCTION COST
                                                 (to be Based on Actual Results)

Meat Cost                            $1.200               SEE ATTACHED.
Yield                                   138%
                                     ------
Adjusted Meat Cost                   $0.867
                                     ------
Ingredient Cost                      $0.258
                                     ------
Total Material Cost                  $1.125

Direct Labor                         $0.306
Packaging/Direct Overhead Cost)      $0.250
                                     ------
Total Prime Cost                     $1.681

10% Copacking Margin                 $0.168
                                     ======
Total Copack Cost                    $1.849
(F.O.B. Kahiki)